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                                                                     EXHIBIT 2.1


                              PLAN OF RESTRUCTURING
               FROM MUTUAL SAVINGS BANK TO MUTUAL HOLDING COMPANY

                                       OF

                               MUTUAL SAVINGS BANK
                              MILWAUKEE, WISCONSIN


                        AS ADOPTED ON FEBRUARY 21, 2000,
                      AS AMENDED AND RESTATED MAY 15, 2000
                AS FURTHER AMENDED AND RESTATED ON JULY 31, 2000











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                                TABLE OF CONTENTS

RECITALS..........................................................................................................1

ARTICLE I
DEFINITIONS.......................................................................................................2
         Associate................................................................................................2
         Capital Stock............................................................................................2
         Code.....................................................................................................2
         Common Stock.............................................................................................3
         Community Offering.......................................................................................3
         Conversion Transaction...................................................................................3
         Deposit Account..........................................................................................3
         Director.................................................................................................3
         Effective Date of the Restructuring......................................................................3
         Eligible Account Holder..................................................................................3
         Eligibility Record Date..................................................................................3
         Employee Plans...........................................................................................3
         Employee Stock Benefit Plan..............................................................................3
         FDIC.....................................................................................................4
         First Northern...........................................................................................4
         First Northern Merger....................................................................................4
         First Northern Savings...................................................................................4
         HOLA.....................................................................................................4
         Interim..................................................................................................4
         Members..................................................................................................4
         Merger...................................................................................................4
         MHC......................................................................................................4
         Minority Stock Issuance Application......................................................................4
         Minority Stock Offerings.................................................................................4
         MRPs.....................................................................................................4
         Mutual...................................................................................................5
         Notice...................................................................................................5
         Officer..................................................................................................5
         OTS......................................................................................................5
         OTS's Mutual Holding Company Regulations.................................................................5
         Other Members............................................................................................5
         Person...................................................................................................5
         Plan of Merger...........................................................................................5
         Plan of Restructuring....................................................................................5
         Prospectus...............................................................................................5
         Proxy Statement..........................................................................................5
         Qualifying Deposit.......................................................................................6


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
         Registration Statement...................................................................................6
         Restructuring............................................................................................6
         SEC......................................................................................................6
         Special Meeting..........................................................................................6
         Stock Bank...............................................................................................6
         SHC......................................................................................................6
         Stock Issuance Plan......................................................................................6
         Stock Offering...........................................................................................6
         Stock Option Plan........................................................................................7
         Subscription Offering....................................................................................7
         Supplemental Eligibility Record Date.....................................................................7
         Supplemental Eligible Account Holder.....................................................................7
         Syndicated Community Offering............................................................................7
         Voting Record Date.......................................................................................7
         WDFI.....................................................................................................7

ARTICLE II
BUSINESS PURPOSES FOR THE RESTRUCTURING...........................................................................7

ARTICLE III
CERTAIN EFFECTS OF THE RESTRUCTURING;
OWNERSHIP AND OPERATION OF SHC AND STOCK BANK.....................................................................9
         3.1      Structure.......................................................................................9
         3.2      Merger..........................................................................................9
         3.3      Notices........................................................................................10
         3.4      Operations; Directors..........................................................................10
         3.5      Retained Earnings..............................................................................11
         3.6      Stock Issuances................................................................................11

ARTICLE IV
OPERATION AND OWNERSHIP OF THE STOCK BANK AND
EFFECT ON RIGHTS OF MEMBERS......................................................................................11
         4.1      Membership Rights..............................................................................11
         4.2      Depository Accounts............................................................................11
         4.3      Loans..........................................................................................12

ARTICLE V
OPERATION AND OWNERSHIP OF THE MHC AND
EFFECT ON RIGHTS OF MEMBERS......................................................................................12
         5.1      Ownership......................................................................................12
         5.2      Management.....................................................................................12


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
ARTICLE VI
CONDITIONS TO IMPLEMENTATION OF THE RESTRUCTURING................................................................12

ARTICLE VII
SPECIAL MEETING OF MEMBERS.......................................................................................14
         7.1      Special Meeting................................................................................14
         7.2      Proxy Statement................................................................................14
         7.3      Vote Required..................................................................................14
         7.4      Effect of Approval.............................................................................15

ARTICLE VIII
CHARTER AND BYLAWS OF THE MHC....................................................................................15

ARTICLE IX
CHARTER AND BYLAWS OF
THE SHC AND THE STOCK BANK.......................................................................................15
         9.1      Stock Bank.....................................................................................15
         9.2      SHC............................................................................................15

ARTICLE X
ACCOUNTS AND LOANS SUBSEQUENT TO THE RESTRUCTURING...............................................................15
         10.1     Deposit Accounts...............................................................................15
         10.2     Loans..........................................................................................16

ARTICLE XI
RIGHTS OF MEMBERS OF THE MHC.....................................................................................16

ARTICLE XII
CONVERSION OF MHC TO STOCK FORM..................................................................................16
         12.1     Conversion Transaction.........................................................................16
         12.2     Continuing Rights of Eligible Account Holders..................................................17

ARTICLE XIII
TIMING OF THE RESTRUCTURING......................................................................................17

ARTICLE XIV
MISCELLANEOUS....................................................................................................18
         14.1     No Financing by Mutual.........................................................................18
         14.2     Interpretations Final..........................................................................18
         14.3     Expenses.......................................................................................18
         14.4     Amendments; Termination........................................................................18




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APPENDICES

A.       PLAN OF STOCK ISSUANCE
B.       PLAN OF MERGER
C.       CHARTER OF MHC
D.       BYLAWS OF MHC
E.       CHARTER OF STOCK BANK
F.       BYLAWS OF STOCK BANK
G.       CHARTER OF SHC
H.       BYLAWS OF SHC
I.       MUTUAL BRANCH OFFICES



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         THIS PLAN OF RESTRUCTURING is adopted by the Board of Directors of
Mutual Savings Bank on February 21, 2000, and amended and restated on May 15, 2000 and further amended and restated on July 31, 2000, whereby Mutual proposes simultaneously to: (i) convert from a state-chartered mutual savings bank to a federally-chartered stock savings bank; (ii) reorganize into a multi-state mutual holding company under the laws of the United States of America and the regulations of the OTS; and (iii) merge the mid-tier stock holding company with First Northern Capital Corporation.

                                    RECITALS

         WHEREAS, as a result of the Restructuring, Mutual will establish a federal mutual holding company, and all of the current ownership and voting rights of the Members of Mutual will become the rights of Members of the MHC. The Restructuring of Mutual into the mutual holding company structure includes the incorporation of a federal stock savings bank ("Stock Bank") and a middle tier stock holding company ("SHC"). SHC will be a majority-owned subsidiary of the MHC, and Stock Bank will be a wholly-owned subsidiary of SHC.

         WHEREAS, in adopting this Plan, the Board of Directors has determined that the Restructuring is in the best interests of Mutual and its Members. Conversion to a federal charter and the formation of the MHC under OTS regulations present Mutual with a method of preserving the mutual form of organization, while positioning Mutual to be an active and effective participant in the rapidly changing financial services industry. Formation of SHC as a mid-tier holding company will permit the SHC to issue Capital Stock, which is a source of capital that is not available to mutual savings associations.

         WHEREAS, Mutual has the opportunity to acquire First Northern and First Northern Savings Bank, S.A., which the Board of Directors believes to be an attractive opportunity for Mutual and its Members, which required prompt attention. That transaction would require creation of a stock issuing entity.

         WHEREAS, the mutual holding company provides flexibility in structuring mergers and acquisitions, including that of First Northern, and will give the opportunity to retain acquired institutions as separate subsidiaries. Mutual would not be effecting the Restructuring at this time if it were not for the opportunity to acquire First Northern. The MHC also will be able to acquire other types of financial institutions and make investments not now available to Mutual.

         WHEREAS, subject to the approval of the Board of Directors of the SHC and the OTS, and registration with the SEC, the SHC will be authorized to issue Common Stock in one or more Minority Stock Offerings to persons other than the MHC in an aggregate amount less than 50 percent of the total outstanding SHC Common Stock.

         WHEREAS, contemporaneously with or immediately following the Restructuring and subject to the approval of the OTS, the SHC intends to issue up to 49.9 percent of its Common


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Stock in a combination of the First Northern Merger and a Stock Offering
pursuant to a Stock Issuance Plan adopted by the Board of Directors of Mutual on February 21, 2000, and amended on the date hereof. The Stock Issuance Plan is attached hereto as Appendix A and is incorporated herein by reference. The closing of the Stock Offering is expected to occur contemporaneously with or as soon as possible following the closing of the Restructuring.

         WHEREAS, implementation of this Plan of Restructuring is subject to, among other conditions, the prior written approval of the OTS and the contemporaneous consummation of the First Northern Merger and must be approved by the affirmative vote of a majority of the total number of votes entitled to be cast by Members of Mutual at the Special Meeting.

         NOW, THEREFORE, in consideration of the recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:


                                    ARTICLE I
                                   DEFINITIONS

         When used in this Plan of Restructuring, the following terms shall have the meanings specified:

         Associate. "Associate," when used to indicate a relationship with any Person, shall mean:

                  (a) any corporation or organization (other than Mutual or a majority-owned subsidiary of Mutual, SHC or the MHC) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities; and

                  (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, except that the term "Associate" does not include any Employee Plan in which a Person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and

                  (c) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a Director or Officer of Mutual, any of its subsidiaries or the MHC.

         Capital Stock. "Capital Stock" shall mean any and all authorized shares of common stock, par value $.01 per share, of the SHC.

         Code.  "Code" shall mean the Internal Revenue Code of 1986, as amended.




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         Common Stock. "Common Stock" shall mean all of the shares of Capital
Stock offered and sold by the SHC in the Stock Offering, or issued in the First Northern Merger or to the MHC contemporaneously with or immediately following the Restructuring pursuant to the First Northern Merger or the Stock Issuance Plan, which Common Stock will not be insured by the FDIC or any other government agency.

         Community Offering. "Community Offering" shall mean the offering for sale of shares of Common Stock to certain members of the general public under the terms of the Stock Issuance Plan concurrently with or after completion of the Subscription Offering, to the extent shares of Common Stock remain available after satisfying all subscriptions received in the Subscription Offering and after the shares set aside for issuance in the First Northern Merger.

         Conversion Transaction.  Defined in Section 12.1 hereof.

         Deposit Account. "Deposit Account" shall mean any withdrawable or repurchasable shares, demand deposits, certificates of deposit, or other deposits or savings accounts, including money market deposit accounts and negotiable order of withdrawal accounts, offered by Mutual and owned by a Member.

         Director. "Director" shall mean a member of the Board of Directors of Mutual, but does not include an advisory director, honorary director, director emeritus or person holding a similar position unless such person is otherwise performing functions similar to those of a member of the Board of Directors of Mutual.

         Effective Date of the Restructuring. "Effective Date of the Restructuring" shall mean the date and time at which all of the conditions to the Restructuring are satisfied.

         Eligible Account Holder. "Eligible Account Holder" shall mean the holder of a Qualifying Deposit of Mutual on the Eligibility Record Date.

         Eligibility Record Date. "Eligibility Record Date" shall mean January 31, 1999.

         Employee Plans. "Employee Plans" shall mean any employee stock benefit plans, MRPs and Stock Option Plans approved by the Board of Directors of Mutual or the SHC, including, without limitation, the Mutual Savings Bank Savings and Investment Plans.

         Employee Stock Benefit Plan. "Employee Stock Benefit Plan" shall mean any defined benefit plan or defined contribution plan of Mutual, the SHC or the MHC, other than an MRP, such as an employee stock ownership plan, employee stock bonus plan, profit sharing plan or other plan, which, with its related trust, meets the requirements to be "qualified" under Section 401 of the Code; provided, however, that such term shall not include the Mutual Savings Bank Savings and Investment Plan.



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         FDIC.  "FDIC" shall mean the Federal Deposit Insurance Corporation.

         First Northern. "First Northern" shall mean First Northern Capital Corp., a Wisconsin corporation.

         First Northern Merger. "First Northern Merger" shall mean the merger of First Northern into SHC in which, among other things, the SHC will issue stock and pay cash to former First Northern shareholders, and through which First Northern Savings will become a wholly-owned subsidiary of the SHC.

         First Northern Savings. "First Northern Savings" shall mean First Northern Savings Bank, S.A., a Wisconsin savings and loan association, and any successor thereto.

         HOLA.  "HOLA" shall mean the Home Owners' Loan Act, as amended.

         Interim. "Interim" shall mean Mutual Stock Savings Bank, a transitory federal stock savings bank being formed to effect the Merger.

         Members. "Members" shall mean all persons or entities who qualify as members of Mutual as of the close of business on the Voting Record Date pursuant to Mutual's articles of incorporation or bylaws as in effect prior to the Restructuring. When referring to Members of the MHC, the term Members means (i) members of Mutual who become members of the MHC as a result of the Restructuring; and (ii) persons who become depositors of the Stock Bank after the Restructuring.

         Merger. "Merger" shall mean the merger of Interim with and into the Stock Bank, with the Stock Bank being the surviving organization, pursuant to the terms of the Plan of Merger.

         MHC. "MHC" shall mean the federally-chartered mutual holding company resulting from the Restructuring, which shall be known as Mutual Savings Bancorp, MHC.

         Minority Stock Issuance Application. "Minority Stock Issuance Application" shall mean the Application for Approval of a Minority Stock Issuance by a Savings Association Subsidiary of a Mutual Holding Company to be submitted by Mutual to the OTS for approval.

         Minority Stock Offerings. "Minority Stock Offerings" shall mean one or more offerings of less than 50 percent in the aggregate of the outstanding Common Stock of the SHC to persons other than the MHC.

         MRPs. "MRPs" shall mean any management recognition plan(s) established by Mutual or the SHC to induce certain Directors, Officers and employees of Mutual and First Northern Savings Bank, S.A. to continue their service with the company following the Restructuring

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through awards of Capital Stock in accordance with the terms and conditions of the Stock Issuance Plan and the documents establishing the MRPs.

         Mutual. "Mutual" shall mean Mutual Savings Bank, a Wisconsin mutual savings bank, including where appropriate any successor savings bank resulting from a conversion to a federal savings bank charter and from a conversion from a mutual savings bank to a stock savings bank.

         Notice. "Notice" shall mean the Notice of Mutual Holding Company Reorganization to be submitted by Mutual to the OTS to notify the OTS of the Restructuring, which will include the Proxy Statement.

         Officer. "Officer" shall mean an executive officer of Mutual, which includes the Chairman of the Board, President, Vice Presidents, Secretary, Treasurer or principal financial officer, Comptroller or principal accounting officer, and any other person performing similar functions.

         OTS. "OTS" shall mean the Office of Thrift Supervision or any successor thereto.

         OTS's Mutual Holding Company Regulations. "OTS's Mutual Holding Company Regulations" means the regulations of the OTS governing mutual holding company formations, as set forth at 12 C.F.R.ss.575 et seq.

         Other Members. "Other Members" shall mean Members of Mutual (other than Eligible Account Holders and Supplemental Eligible Account Holders) as of the close of business on the Voting Record Date.

         Person. "Person" shall mean an individual, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or a government or any political subdivision thereof.

         Plan of Merger. "Plan of Merger" shall mean the Plan of Merger between Stock Bank and Mutual, which is attached hereto as Appendix B.

         Plan of Restructuring. "Plan of Restructuring" shall mean this Plan of Restructuring, as adopted by the Board of Directors of Mutual, and as may be subsequently amended from time to time, under the terms of which the Restructuring will occur.

         Prospectus. "Prospectus" shall mean the prospectus forming part of the Registration Statement.

         Proxy Statement. "Proxy Statement" shall mean the materials utilized by Mutual to solicit proxies in connection with the vote by Members on the Plan of Restructuring at the Special Meeting.


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         Qualifying Deposit. "Qualifying Deposit" shall mean the total of the deposit balances of the Deposit Accounts of an Eligible Account Holder or Supplemental Eligible Account Holder in Mutual as of the close of business on the Eligibility Record Date or, in the case of a Supplemental Eligible Account Holder, the Supplemental Eligibility Record Date, provided that Deposit Accounts of an Eligible Account Holder or Supplemental Eligible Account Holder with total deposit balances of less than $50 shall not constitute a Qualifying Deposit.

         Registration Statement. "Registration Statement" shall mean the Registration Statement of SHC filed with the SEC under the Securities Act of 1933 for purposes of registering Capital Stock of SHC to be issued pursuant to the Stock Issuance Plan.

         Restructuring. "Restructuring" shall mean the Restructuring of Mutual into the MHC form of ownership, which includes, among other things, conversion of Mutual's state charter to a federal charter, the organization of the SHC as a subsidiary of the MHC, and Stock Bank as a subsidiary of SHC, pursuant to the Plan of Restructuring.

         SEC.  "SEC" shall mean the Securities and Exchange Commission.

         Special Meeting. "Special Meeting" shall mean the special meeting of Members of Mutual called for the purpose of submitting this Plan of Restructuring for approval.

         Stock Bank. "Stock Bank" shall mean the federally chartered stock savings bank resulting from the Restructuring as a continuation of Mutual, which savings bank will be a wholly-owned subsidiary of the SHC following the Restructuring.

         SHC. "SHC" shall mean Bank Mutual Corporation, a federally chartered MHC subsidiary holding company, or any permitted assignee thereof or successor thereto, which will own 100% of the shares of the Stock Bank, and in turn be not less than 50.1 percent owned by MHC.

         Stock Issuance Plan. "Stock Issuance Plan" shall mean the Stock Issuance Plan attached hereto as Appendix A, under which the SHC shall offer for sale (or issue in the First Northern Merger) up to 49.9 percent of its Common Stock.

         Stock Offering. "Stock Offering" shall mean the offering of the Common Stock to Persons other than the MHC, on a priority basis as set forth in the Stock Issuance Plan, which offering is expected to occur concurrently with or as soon as possible following the Restructuring. Certain shares of such Common Stock offered may, however, be set aside for issuance in the First Northern Merger. Shares sold, plus shares issued in the First Northern Merger, may not exceed 49.9% of the Common Stock outstanding. The remaining outstanding shares must be held by the MHC.


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         Stock Option Plan. "Stock Option Plan" shall mean any stock option plan adopted by Mutual or SHC providing for grants of options to purchase Capital Stock to Directors, Officers and employees of Mutual, the SHC and the MHC and their other subsidiaries in accordance with the terms and conditions of the Stock Issuance Plan and the documents establishing the Stock Option Plan.

         Subscription Offering. "Subscription Offering" shall mean the offering of shares of Common Stock to the Eligible Account Holders, Employee Stock Benefit Plans, Supplemental Eligible Account Holders, Other Members of Mutual, and Directors, Officers and employees of Mutual pursuant to the terms of the Stock Issuance Plan.

         Supplemental Eligibility Record Date. "Supplemental Eligibility Record Date" shall mean the last day of the calendar quarter preceding the approval of the Stock Issuance Plan by the OTS.

         Supplemental Eligible Account Holder. "Supplemental Eligible Account Holder" shall mean the holder of a Qualifying Deposit in Mutual (other than an Officer or Director or their Associates) on the Supplemental Eligibility Record Date.

         Syndicated Community Offering. "Syndicated Community Offering" shall mean the best-efforts offering by broker-dealers who will offer shares of Common Stock to members of the general public, to the extent shares of Common Stock remain available after satisfying all subscriptions received in the Subscription Offering, shares set aside for issuance in the First Northern Merger and all orders received in the Community Offering and accepted by the SHC.

         Voting Record Date. "Voting Record Date" shall mean the date fixed by the Board of Directors of Mutual for determining the Members of Mutual eligible to vote on the Plan of Restructuring at the Special Meeting, which date shall not be less than 10 nor more than 60 days prior to the date of the Special Meeting without the prior approval of the OTS.

         WDFI. "WDFI" shall mean the Wisconsin Department of Financial Institutions, Division of Savings Institutions or any successor thereto.


                                   ARTICLE II
                     BUSINESS PURPOSES FOR THE RESTRUCTURING

         Mutual has several business purposes for undertaking the Restructuring.

         (a) The Restructuring will structure Mutual in the stock form, which is used by commercial banks, most major commercial enterprises and many savings banks and savings associations. Formation of the SHC as a subsidiary of the MHC will permit the SHC to issue Capital Stock, which is a source of capital not available to mutual savings banks. This new


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


capital will support Mutual's future growth and expanded operations as business needs dictate. The ability to attract new capital will enhance Mutual's ability to effect future acquisitions and investments, as well as increase the capabilities of Mutual to address the needs of the communities it serves.

                  (b) Mutual's mutual form of ownership will be preserved in the MHC structure. As a mutual organization, the MHC will at all times indirectly control at least a majority of the Common Stock of the Stock Bank so long as the MHC remains in existence. The Restructuring will enable Mutual to achieve the benefits of a stock company without a loss of control that often follows standard conversions from mutual to stock form.

                  (c) Mutual is committed to being a community-oriented institution, and the Board of Directors believes that the MHC structure is best suited for this purpose. The Restructuring will not foreclose the opportunity of the MHC to convert from the mutual-to-stock form of organization in the future.

                  (d) Formation of a mutual holding company also is expected to facilitate diversification of Mutual's activities. The opportunities presented to Mutual by the possibility of the First Northern Merger led the Directors to a determination that the restructuring would be appropriate at this time, so as to facilitate the First Northern Merger. Mutual would not be effecting the mutual holding company formation part of the Restructuring at this time if the First Northern Merger were not approved and effected as part of the Restructuring.

                  (e) Contemporaneously with or immediately following the Restructuring, the SHC expects to issue up to 49.9 percent of its Common Stock in connection with the First Northern Merger and in the Stock Offering at an aggregate price determined by an independent appraisal. The sale of Common Stock will provide the SHC with new equity capital, which will facilitate the First Northern Merger and support future deposit growth and expanded operations of Mutual, First Northern and any other subsidiaries. The ability to sell Capital Stock also will enable the SHC to increase its capital in response to changes in the regulatory capital requirements of the banking agencies. The sale of Capital Stock, together with the accumulation of earnings, after payment of any dividends, from year to year, will provide a means for the orderly preservation and expansion of the SHC's capital base, and allows flexibility to respond to sudden and unanticipated capital needs.

                  (f) The ability of the SHC to issue Capital Stock also will enable the SHC to establish stock-based benefit plans for management and employees, including incentive stock option plans, stock award plans, and employee stock ownership plans, and will benefit the Members and the shareholders of SHC by creating employee incentives based on corporate and stock performance.

                  (g) The formation of the MHC also will allow the MHC to borrow funds, on a secured and unsecured basis, and to issue debt to the public or in a private placement. The

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



proceeds of certain borrowings or debt issuance may be contributed to the Stock Bank or other subsidiaries as core capital for regulatory capital purposes. (Mutual has not made a determination to borrow funds or issue debt at the present time, and there can be no assurance when, if ever, any such borrowing or debt issuance would occur, or whether it would be consummated on terms satisfactory to the MHC.)


                                   ARTICLE III
                      CERTAIN EFFECTS OF THE RESTRUCTURING;
                  OWNERSHIP AND OPERATION OF SHC AND STOCK BANK

         3.1 Structure. The Restructuring will include the incorporation of Stock Bank, a federal savings bank. They will be 100% owned by the SHC. SHC in turn will be a majority-owned subsidiary of the MHC at all times so long as the MHC remains in existence.

         3.2 Merger. (a) The Restructuring will be effected in the following manner, or in any other manner approved by the OTS that is consistent with the purposes of this Plan of Restructuring and applicable law.

         As part of the Restructuring:

                           (i)      Mutual would form MHC.  MHC would, in turn,
form SHC. MHC would also form an interim federal stock savings bank ("Interim"). MHC would initially own all of the stock of both SHC and Interim.

                           (ii)     Mutual would convert to a stock savings bank
("Stock Bank"). Mutual's depositors would receive accounts in Stock Bank with the same terms as their accounts in Mutual.

                           (iii)    Interim would merge into Stock Bank in a
transaction in which MHC would receive all of the stock of Stock Bank.

                           (iv)     MHC would transfer the stock of Stock Bank
to SHC so that SHC would hold all of the stock of Stock Bank. The former depositors of Mutual would hold all of the liquidation and voting interests in MHC.

                           (v)      SHC would issue shares of its Common Stock
in the Stock Offering.

                           (vi)     First Northern would merge into SHC with SHC
surviving. In connection with the First Northern Merger, shareholders of First Northern would receive cash and shares of SHC.



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                           (vii)    As a result of the First Northern Merger,
First Northern Savings would become a sister corporation of Stock Bank. After the Restructuring MHC would own greater than 50 percent of the stock of SHC. The public and the former shareholders of First Northern would own less than 50 percent of the stock of SHC.

                  (b) Upon completion of the Restructuring, the legal existence of Mutual will not terminate, but the Stock Bank will be a continuation of Mutual, and all property of Mutual including its right, title, and interest in and to all property of any kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to Mutual (other than any assets of Mutual transferred to the MHC or the SHC in connection with
Section 3.2(a)(1) above), or which would inure to Mutual immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in the Stock Bank. The Stock Bank will have, hold, and enjoy the same in its right and fully and to the same extent as the same was possessed, held, and enjoyed by Mutual. The Stock Bank will continue to have, succeed to, assume and be responsible for all the rights, liabilities and obligations of Mutual, will maintain its headquarters operations at Mutual's location at 4949 West Brown Deer Road, Brown Deer, Wisconsin, and will maintain its branch offices at their current locations, as listed on Appendix I.

                  (c) As a result of the transactions set forth above, (i) the Stock Bank will be a wholly-owned subsidiary of SHC, which will in turn be a wholly-owned subsidiary of the MHC until shares of Common Stock are issued pursuant to the First Northern Merger and under the Stock Issuance Plan, at which time the SHC will be a majority-owned subsidiary of the MHC, and (ii) the former members of Mutual will become members of the MHC.

         3.3 Notices. Mutual shall submit to the OTS the following notices, and any others as required by the OTS: (i) the Notice; (ii) Application for Approval of Minority Stock Issuance; (iii) Application for establishment of SHC (OTS Form H-(e)(1)); and (iv) Application for SHC to acquire by merger, First Northern (OTS Form H-(e)(3). Upon filing the Notice, Mutual shall publish a "Notice of Filing of Application for Mutual Holding Company Reorganization" in a newspaper of general circulation in each community in which Mutual has an office. Mutual shall prominently display a copy of the Notice in each of its offices. Copies of the Plan of Restructuring shall be made available for inspection at each office of Mutual. Mutual likewise shall comply with the publication and routing requirements for the other application and notices.

         3.4 Operations; Directors. Upon completion of the Restructuring, the Stock Bank will be authorized to exercise any and all powers, rights and privileges of, and shall be subject to all limitations applicable to, a capital stock savings bank chartered under federal law. The initial Board of Directors of the Stock Bank will be the existing Board of Directors of Mutual. Thereafter, the holders of shares of the Stock Bank's voting stock will elect the Stock Bank's Board of Directors as provided in its Charter and Bylaws. It is expected that present management of Mutual will continue as the management of the Stock Bank following the Restructuring.


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


         3.5 Retained Earnings. The Restructuring will not result in any reduction in the amount of retained earnings (other than the assets of Mutual contributed to the MHC and the SHC pursuant to Section 3.2), undivided profits, and general loss reserves that Mutual had prior to the Restructuring. Such retained earnings and general loss reserves will be accounted for by the MHC, SHC and the Stock Bank on a consolidated basis in accordance with generally accepted accounting principles.

         3.6 Stock Issuances.

                  (a) Following the Restructuring, the SHC will have the power to issue shares of its capital stock to persons other than the MHC. So long as the MHC is in existence, however, the MHC will be required to own at least a majority of the Common Stock of the SHC. The SHC will in turn wholly own the Stock Bank.

                  (b) The SHC will be authorized to undertake the First Northern Merger and one or more Minority Stock Offerings together aggregating less than 50 percent of the total outstanding Common Stock. The SHC expects to offer for sale in the Stock Offering and issue in the First Northern Merger up to 49.9 percent of its Common Stock contemporaneously with or immediately upon completion of the Restructuring, subject to approval of the OTS, and effectiveness with the SEC of the Registration Statement.


                                   ARTICLE IV
                  OPERATION AND OWNERSHIP OF THE STOCK BANK AND
                           EFFECT ON RIGHTS OF MEMBERS

         4.1 Membership Rights. Upon the Effective Date of the Restructuring, the voting, ownership and liquidation rights of the Members of Mutual will become the rights of Members of the MHC, subject to the conditions specified below.

         4.2 Depository Accounts. Each deposit account in Mutual at the Effective Date of the Restructuring will become, without payment, a deposit account in the Stock Bank in the same amount and upon the same terms and conditions, except that the holder of each such deposit account will have ownership and membership rights with respect to the MHC rather than the Stock Bank for so long as such holder maintains a deposit account with the Stock Bank as specified in Article V below. All insured deposit accounts of Mutual that are transferred to the Stock Bank will continue to be federally insured up to the legal maximum by the FDIC in the same manner as deposit accounts existing in Mutual immediately prior to the Restructuring. Any new deposit accounts established with the Stock Bank after the Restructuring will create member and liquidation rights in the MHC and will be federally insured up to the legal maximum by the FDIC.



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

         4.3 Loans. All loans and other borrowings from Mutual shall retain the same status with the Stock Bank after the Restructuring as they had with Mutual immediately prior to the Restructuring. Borrowers of Mutual are not members of Mutual solely by virtue of any borrowing relationship with Mutual. Accordingly, borrowers of the Stock Bank shall not be members of the MHC after the Restructuring solely by means of any borrowing relationship after the Restructuring.

                                    ARTICLE V
                     OPERATION AND OWNERSHIP OF THE MHC AND
                           EFFECT ON RIGHTS OF MEMBERS

         5.1 Ownership. Depositors who have membership or liquidation rights with respect to Mutual under its existing articles of incorporation immediately prior to the Restructuring shall continue to have such rights solely with respect to the MHC after the Restructuring so long as such persons remain depositors of the Stock Bank following the Restructuring. In addition, all persons who become depositors of the Stock Bank following the Restructuring will have membership and liquidation rights with respect to the MHC. Depositors of First Northern Savings will not have membership rights in the MHC after the Restructuring. The rights and powers of the MHC will be defined by the MHC's charter and bylaws and by the statutory and regulatory provisions applicable to federal mutual holding companies.

         5.2 Management. Following the Restructuring, the members of the Board of Directors of Mutual will become the members of the Board of Directors of the MHC. Thereafter, the directors of the MHC will be elected by the Members of the MHC, who will consist of the former Members of Mutual and all persons who become depositors of the Stock Bank after the Restructuring. It is expected initially that management of the MHC will consist of certain senior management persons of Mutual and First Northern.


                                   ARTICLE VI
                CONDITIONS TO IMPLEMENTATION OF THE RESTRUCTURING

         Consummation of the Restructuring is expressly conditioned upon the prior occurrence of the following.

                  (a) The Plan of Restructuring is approved by at least 80% of the Board of Directors of Mutual.

                  (b)      The Notice is filed with the OTS and either:

                           (i)      The OTS has given written notice of its
intent not to disapprove the Restructuring; or


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



                           (ii)    Sixty days have passed since the OTS received
the Notice and deemed it sufficient under 516.2(c) of the OTS regulations, and the OTS has not given written notice that the Restructuring is disapproved or extended for an additional 30 days the period during which disapproval may be issued.

                  (c) Mutual has received the approval of the OTS for:

                           (i)      the Stock Offering;

                           (ii)     the conversion of Mutual from a Wisconsin
charter to a federal charter;

                           (iii)    the establishment of the SHC; and

                           (iv)     the First Northern Merger.

                  (d) The Plan of Restructuring is submitted to Members pursuant to a Proxy Statement and form of proxy approved in advance by the OTS and the Plan of Restructuring is approved by the requisite number of Members of Mutual at the Special Meeting as established by the OTS's Mutual Holding Company Regulations and Mutual's charter and bylaws.

                  (e) All necessary approvals have been obtained from the OTS in connection with the adoption of the charter and bylaws of the MHC, the SHC and the Stock Bank and the Merger, and all conditions specified or otherwise imposed by the OTS in connection with such matters have been satisfied.

                  (f) Mutual has received either a private letter ruling of the Internal Revenue Service or an opinion of Mutual's counsel or public accounting firm as to the federal income tax consequences of the Restructuring to the MHC, the Stock Bank, Mutual and the Members.

                  (g) Mutual has received either a private letter ruling from the Wisconsin Department of Revenue or an opinion of Mutual's counsel or public accounting firm as to the Wisconsin tax consequences of the Restructuring to the MHC, the Stock Bank, Mutual and the Members.

                  (h) The First Northern Merger has received the First Northern shareholders' approval, and there shall be no reason known to Mutual which would otherwise prevent the First Northern Merger.

                  (i) The Registration Statement has been declared effective by the SEC.

                                  ARTICLE VII
                           SPECIAL MEETING OF MEMBERS

         7.1 Special Meeting. Upon receipt of OTS approval of the Notice, Minority Stock Issuance Application, conversion from a Wisconsin charter to a federal charter, establishment of the SHC, the First Northern Merger, Mutual shall convene a Special Meeting to approve the Plan of Restructuring in accordance with Mutual's mutual articles of incorporation and bylaws and the requirements of the OTS's Mutual Holding Company Regulations.

         7.2 Proxy Statement. Promptly after receipt of the approvals referenced in Section 7.1 above and at least 20 but not more than 45 days prior to the Special Meeting, Mutual shall distribute proxy solicitation materials to all Members and beneficial owners of Deposit Accounts held in fiduciary capacities where the beneficial owners possess voting rights, as of the Voting Record Date, pursuant to the terms of Mutual's mutual articles of incorporation and bylaws.

                  (a) The proxy solicitation materials shall include the Proxy Statement to be used in connection with such solicitation and other documents authorized for use by the regulatory authorities and may also include a copy of this Plan of Restructuring, the Stock Issuance Plan and/or the Prospectus.

                  (b) The Proxy Statement furnished to Members may be in summary form, provided that a statement is made in bold-face type that a more detailed description of the proposed transaction may be obtained by returning an enclosed postage prepaid card or other written communication requesting supplemental information. Without prior approval of the OTS, the Special Meeting shall not be held less than 20 days after the last day on which the supplemental information statement is mailed to requesting Members. The supplemental information statement may be combined with the Prospectus if the Subscription Offering and Community Offering are commenced concurrently with or during the proxy solicitation of Members for the Special Meeting.

                  (c) Mutual also shall advise each Eligible Account Holder and Supplemental Eligible Account Holder not entitled to vote at the Special Meeting of the proposed Restructuring and the scheduled Special Meeting, and provide a postage prepaid card on which to indicate whether he or she wishes to receive the Prospectus, if the Subscription Offering is not held concurrently with the proxy solicitation.

         7.3 Vote Required. The Plan of Restructuring must be approved by the requisite number of Members of Mutual at the Special Meeting as established by the OTS's Mutual Holding Company Regulations and Mutual's charter and bylaws. Voting may be in person or by proxy. Mutual may not utilize a proxy that has been previously obtained from a Member to vote on matters to be presented at the Special Meeting. The OTS and the WDFI shall be promptly notified of the actions of the Members.

         7.4 Effect of Approval. By voting in favor of the adoption of the Plan of Restructuring, the Members will be voting in favor of (a) the adoption by the Stock Bank of its federal capital stock savings bank charter and bylaws, which are attached hereto as Appendix E and F, respectively, (b) the adoption by the SHC of its charter and bylaws, which are attached hereto as Appendix G and H, respectively, (c) the adoption by the MHC of its charter and bylaws which are attached hereto as Appendix C and D, respectively; and (d) and the Plan of Merger, which is attached hereto as Appendix B.

                                  ARTICLE VIII
                          CHARTER AND BYLAWS OF THE MHC

         As part of the Restructuring, the MHC will be chartered under the name "Mutual Bancorp, MHC." Copies of the proposed charter and bylaws of the MHC are attached hereto as Appendix C and D, respectively, and are made a part of the Plan of Restructuring. By their approval of the Plan of Restructuring, the Board of Directors of Mutual has approved and adopted the charter and bylaws of the MHC.


                                   ARTICLE IX
                              CHARTER AND BYLAWS OF
                           THE SHC AND THE STOCK BANK

         9.1 Stock Bank. As part of the Restructuring, charter and bylaws of the Stock Bank shall be adopted to authorize the Stock Bank to operate as a federal capital stock savings bank. Copies of the proposed charter and bylaws of the Stock Bank are attached hereto as Appendix E and F, respectively, and are made part of this Plan of Restructuring.

         9.2 SHC. As part of the Restructuring, charter and bylaws of SHC shall be adopted to authorize SHC to operate as an MHC subsidiary holding company. Copies of the proposed charter and bylaws of SHC are attached hereto as Appendix G and H, respectively, and are made part of this Plan of Restructuring.


                                    ARTICLE X
               ACCOUNTS AND LOANS SUBSEQUENT TO THE RESTRUCTURING

         10.1 Deposit Accounts. Upon completion of the Restructuring, each Person having a Deposit Account at Mutual prior to Restructuring will continue to have a Deposit Account at the Stock Bank in the same amount and subject to the same terms and conditions (except for voting and liquidation rights) as in effect prior to the Restructuring. Mutual intends at this time to continue to be a member of the Federal Home Loan Bank System and all of its insured savings deposits will continue to be insured by the FDIC through the Savings Association Insurance Fund to the extent provided by applicable law.

         10.2 Loans. All loans shall retain the same status with the Stock Bank after the Restructuring as they had with Mutual prior to the Restructuring.


                                   ARTICLE XI
                          RIGHTS OF MEMBERS OF THE MHC

         Following the Restructuring, all persons who had membership or liquidation rights with respect to Mutual as of the Effective Date of the Restructuring will continue to have such rights solely with respect to the MHC. All existing proxies granted by Members of Mutual to the Board of Directors of Mutual shall automatically become proxies granted to the Board of Directors of the MHC. In addition, all persons who become depositors of the Stock Bank subsequent to the Restructuring also will have membership and liquidation rights with respect to the MHC. In each case, no person who ceases to be the holder of a Deposit Account with the Stock Bank shall have any membership or liquidation rights with respect to the MHC.


                                   ARTICLE XII
                         CONVERSION OF MHC TO STOCK FORM

         12.1     Conversion Transaction.

                  (a) Following the Restructuring, the MHC may, but shall not be required to, elect to convert to stock form in accordance with applicable law. The terms of such a conversion cannot be determined at this time and there is no assurance when, if ever, such a conversion will occur. If the conversion does not occur, the MHC will always own a majority of the Common Stock of SHC, which in turn will own all of the stock of the Stock Bank.

                  (b) If the MHC converts to stock form, either directly or in connection with a merger (a "Conversion Transaction"), the stockholders of the SHC will be entitled to exchange their shares of stock in the SHC for shares of the converted MHC or of a stock company formed in connection with such Conversion Transaction in a manner which does not dilute their ownership rights and interests in the SHC so that each stockholder of the SHC immediately prior to the Conversion Transaction receives the same percentage ownership interest in the SHC or any stock holding company formed in the Conversion Transaction as a successor to the SHC that such stockholder had in the SHC immediately prior to the Conversion Transaction, before giving effect to any additional stock purchases by such person in the Conversion Transaction. It is the intention of this Plan of Restructuring that, to the extent possible, the holders of SHC Common Stock be permitted to participate in any conversion of MHC to the fullest extent possible, in a tax-free manner, on a pro-rata basis and in a manner which does not prejudice or dilute their investment.

         12.2 Continuing Rights of Eligible Account Holders. Subject to the rights of SHC stockholders as provided in law, regulation and this Plan of Restructuring, in the event of a Conversion Transaction, Eligible Account Holders shall be afforded the first priority to purchase shares of Capital Stock of the SHC or any successor corporation in the subscription offering of the Conversion Transaction if, and to the extent, such Eligible Account Holders hold Qualifying Deposits in the Stock Bank in the same account number and title at the eligibility date which is established for the future Conversion Transaction, as such priority may be modified at the direction of the OTS or by the SHC with the approval of the OTS. However, no reduction of the subscription rights of officers and directors based upon increased deposits in the one year prior to the Eligibility Record Date shall apply in computing this priority in a Conversion Transaction.


                                  ARTICLE XIII
                           TIMING OF THE RESTRUCTURING

         Mutual intends to consummate the Restructuring as soon as feasible following the receipt of all required regulatory approvals. As a stock subsidiary of the MHC, following the Restructuring the SHC will be authorized to undertake one or more Minority Stock Offerings. Subject to the approval of the OTS, and the status of the Registration Statement, the SHC intends to commence the Stock Offering concurrently with the proxy solicitation of Members.

         Mutual may close the Stock Offering before the Special Meeting, provided that the offer and sale of the Common Stock shall be conditioned upon approval of the Plan of Restructuring by the Members at the Special Meeting. Mutual's proxy solicitation materials may permit certain Members to return to Mutual by a reasonable date certain a postage paid card or other written communication requesting receipt of the Prospectus if the Prospectus is not mailed concurrently with the proxy solicitation materials. Mutual shall not distribute the final Prospectus until the Registration Statement has been declared effective by the SEC and becomes effective under OTS regulations, as required by applicable law.

         The Stock Offering shall be conducted pursuant to the Stock Issuance Plan in compliance with the OTS securities offering regulations contained in 12 C.F.R. ss. 563g and otherwise in accordance with law.

                                   ARTICLE XIV
                                  MISCELLANEOUS

         14.1 No Financing by Mutual. Mutual will not knowingly offer or sell Common Stock to any person whose purchase would be financed by funds loaned, directly or indirectly, to the person by Mutual.

         14.2 Interpretations Final. All interpretations of this Plan of Restructuring and application of its provisions to particular circumstances by a majority of the Board of Directors of Mutual shall be final, subject to the authority of the OTS.

         14.3 Expenses. Mutual shall use its best efforts to ensure that expenses incurred in connection with the Restructuring are reasonable.

         14.4     Amendments; Termination.

                  (a) This Plan of Restructuring may be substantively amended by the Board of Directors of Mutual as a result of comments from regulatory authorities or otherwise prior to the solicitation of proxies from the Members to vote on the Plan of Restructuring and at any time thereafter with the concurrence of the OTS.

                  (b) This Plan of Restructuring may be terminated by the Board of Directors of Mutual at any time prior to the Special Meeting and at any time thereafter with the concurrence of the OTS.

                  (c) In its discretion, the Board of Directors may modify or terminate the Plan of Restructuring upon the order of the regulatory authorities or to conform to new mandatory regulations of the OTS, without a resolicitation of proxies or another meeting of the Members only if the OTS concurs that such resolicitation is not required. However, any material amendment of the terms of the Plan of Restructuring that relate to the Restructuring that occurs after the Special Meeting shall require a resolicitation of Members.

                  (d) The Plan of Restructuring shall be terminated if the Restructuring is not completed within 24 months from the date upon which the Members approve the Plan of Restructuring, and such period may not be extended by Mutual.